Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the incorporation by reference in the Registration Statements of First Horizon Pharmaceutical Corporation (the “Company”) No. 333-129712, 333-117943, 333-108451, 333-89624, 333-40856 and 333-39106 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-114054 on Form S-3 of our report dated March 11, 2005, relating to the consolidated financial statements and financial statement schedule as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 of the Company, appearing in this Annual Report on Form 10-K of First Horizon Pharmaceutical Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 27, 2006